Exhibit 8.1

List of Caledonia Mining Corporation Plc group entities

	Country of incorporation	Legal shareholding (year end)
		2024	2023	2022
Subsidiaries within the Caledonia Mining Corporation Plc Group		%	%	%
Caledonia Holdings Zimbabwe (Private) Limited (1)	Zimbabwe	100	100	100
Caledonia Mining Services (Private) Limited (5)	Zimbabwe	100	100	100
Fintona Investments Proprietary Limited	South Africa	100	100	100
Caledonia Mining South Africa Proprietary Limited (1)	South Africa	100	100	100
Greenstone Management Services Holdings Limited	United Kingdom	100	100	100
Blanket Mine (1983) (Private) Limited (2)	Zimbabwe	64	64	64
Caledonia (Connemara) (Pvt) Limited (2)	Zimbabwe	100	100	100
Caledonia (Maligreen) (Pvt) Limited (2)	Zimbabwe	100	100	100
Motapa Mining Company UK Limited	United Kingdom	100	100	100
Arraskar Investments (Private) Limited (3)	Zimbabwe	100	100	100
Bilboes Gold Limited	Mauritius	100	100	100
Bilboes Holdings (Private) Limited (4)	Zimbabwe	100	100	100
Caledonia Mining FZCO (1)	Dubai	100	100	100
Caledonia (Bilboes & Motapa) (Private) Limited (3)	Zimbabwe	100	100	-

(1)	Direct subsidiary of Greenstone Management Services Holdings Limited (United Kingdom)
(2)	Direct subsidiary of Caledonia Holdings Zimbabwe (Private) Limited
(3)	Direct subsidiary of Motapa Mining Company UK Limited
(4)	Direct subsidiary of Bilboes Gold Limited
(5)	Ceased to be a subsidiary on April 11, 2025.